THE ADVISORS' INNER CIRCLE FUND
                                   TOEWS FUNDS
                        CONTRACTUAL FEE WAIVER AGREEMENT

     AGREEMENT made this 14th day of May, 2001, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Toews Corporation (the "Adviser")(together, the "Parties").

     The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for the following fund:

FUND AND PORTFOLIO                                     TOTAL OPERATING EXPENSES
------------------                                     ------------------------
Toews S&P 500 Hedged Index Fund
                  Investor Class                               1.50%
                  Advisor Class                                2.50%

Toews Nasdaq-100 Hedged Index Fund
                  Investor Class                               1.50%
                  Advisor Class                                2.50%

     The  Trust   acknowledges   that  the  Adviser  may  engage  in   brokerage
transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expense-limiting arrangements.

     This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the Parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE ADVISORS' INNER CIRCLE FUND                TOEWS CORPORATION

By:  /S/ WILLIAM ZITELLI                       By:   /S/ PHILLIP TOEWS
   --------------------------------               ------------------------------

Title:   VICE PRESIDENT                        Title:  PRESIDENT & CEO
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